SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 8K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (date of earliest event reported) : April 23, 2001




                           RIPPED CANADA ARTISTS INC.

                            ONTARIO, CANADA 000-31168


                           56 TEMPERANCE ST. SUITE 600
                        TORONTO, ONTARIO, CANADA M5H 3V5

                                 (416) 366-2114

                           No Change Since Last Report





ITEM 5.          OTHER EVENTS

RIPPED CANADA ARTISTS INC. (herein, "Company") is pleased to announce the completion of the production of "The Beatles: An Aural History, Volume One". The Company has secured contracts with 2 independent firms for domestic distribution of the CD. The Company has the world rights to this valuable property and is currently in negotiations with international distributors.

The Company is pleased to announce the appointment of Bryan Pickell as Executive Vice President with responsibility for sales marketing and disribution of CD products.

The company has entered into an agreement with the Saintless Entertainment Group(herein "SEG") to jointly pursue CD marketing efforts. Mr Pickell is closely associated with SEG.

The Company is to retain a publicist to enhance our marketing effort

Other corporate developments include the following:

James Wolff, a financial specialist who consults for the Company, has been granted an option of 20,000 common shares of the Company @$0.35 per share expiring April 23, 2003.

The Company has terminated the previously announced "Butterfield" project as it was deemed unready for the market at this time. This termination resulted in the cancellation of 250,000 common shares of the Company.

The Company has settled outstanding indebtedness through the issuance of 750,000 common shares of the Company pursuant to a private placement at a deemed price of $0.20 per share $150,000.00 in the aggregate. This was done in a private placement of $150,000.